David Lyle         Exhibit 10.5
January 15, 2016

MAXWELL TECHNOLOGIES, INC.
3888 CALLE FORTUNADA
SAN DIEGO, CA 92123
January 15, 2016
David Lyle
3888 Calle Fortunada
San Diego, CA 92123

Dear David:
As you know, you and Maxwell Technologies, Inc. (the “Company”) entered into a letter agreement on May 8, 2015 relating to the terms of your employment (the “Letter Agreement”). The Company proposes to amend the Letter Agreement to make your compensation arrangements more consistent with that being offered to other Company executive officers. As a result, the Letter Agreement is hereby amended as follows:
1.Section 7(b) of the Letter Agreement is amended and restated to read as follows:
(b)    Termination Not in Connection With Change in Control. Subject to the requirements set forth in Section 7(a) above, if you experience a Termination Without Cause either more than thirty (30) days prior to a Change in Control or more than twenty-four (24) months after a Change in Control, then you will be entitled to the following:
2.    A new Section 7(b)(4) of the Letter Agreement is inserted to read as follows:
4.    Current Year Bonus. The Company will pay an amount equal to your annual incentive bonus based on actual achievement for, and pro-rated based on the number of days that you are employed during, the year of your Separation. Such bonus will be paid to the same extent and at the same time as similar bonuses are paid to other executive officers of the Company.
3.    Section 7(c) of the Letter Agreement is amended and restated to read as follows:
(c)    Termination in Connection With Change in Control. Subject to the requirements set forth in Section 7(a) above, if you experience an Involuntary Termination either within thirty (30) days prior to a Change in Control or within twenty-four (24) months after a Change in Control, then you will be entitled to the following:

David Lyle
January 15, 2016

4.    Section 7(c)(1) of the Letter Agreement is amended and restated to read as follows:
1.    Cash Severance. The Company will pay you a lump sum equal to one and one-half times the sum of your Base Salary and your Target Bonus (at 100% of target), at the rate in effect at the time of your Separation. Subject to the Company’s having first received an effective Release pursuant to Section 7(a) above, such payment will be made within sixty (60) days after your Separation; however, if such sixty (60)-day period two calendar years, then the payment will be made in the second calendar year. Your Base Salary and Target Bonus will be paid at the rate in effect at the time of your Separation.
5.    A new Section 7(c)(4) of the Letter Agreement is inserted to read as follows:
4.    Current Year Bonus. The Company will pay you a lump sum equal to your Target Bonus (at 100% of target) in the year of your Separation, pro-rated based on the number of days that you are employed during the year of your Separation. Subject to the Company’s having first received an effective Release pursuant to Section 7(a) above, such payment will be made within sixty (60) days after your Separation; however, if such sixty (60)-day period spans two calendar years, then the payment will be made in the second calendar year.
6.    The definition of “Change in Control” in Section 16 of the Letter Agreement is amended and restated to read as follows:
“Change in Control” means (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; (b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; ~~or~~ (c) the consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (d) a change in the composition of the Board over a period of twelve (12) months such that individuals who are members of the Board at the beginning of such twelve (12)-month period (the “Incumbent Board”) cease to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall be considered as a member of the Incumbent Board. A transaction will not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. A

David Lyle
January 15, 2016

transaction shall not constitute a Change in Control unless such transaction also qualifies as an event under Treas. Reg. §1.409A-3(i)(5)(v) (change in the ownership of a corporation), Treas. Reg. §1.409A-3(i)(5)(vi) (change in the effective control of a corporation), or Treas. Reg. §1.409A-3(i)(5)(vii) (change in the ownership of a substantial portion of a corporation’s assets).
* * * * *
Except as expressly set forth above, the Letter Agreement remains in effect without change.
You may indicate your agreement with this amendment to the Letter Agreement by signing and dating the enclosed duplicate original of this agreement and returning it to me. This amendment may be executed in two counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.
Maxwell Technologies, Inc.
/s/ Mark Rossi
By: Mark Rossi
Title: Chairman of the Board

I have read and accept this amendment:
_______/s/ David Lyle______________________________
Signature of David Lyle